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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES
                                       OF
                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                       AND
                          BRL UNIVERSAL EQUIPMENT CORP.


SUBSIDIARIES OF BRL UNIVERSAL EQUIPMENT 2001 A, L.P.:

BRL Universal Equipment Corp.


SUBSIDIARIES OF BRL UNIVERSAL EQUIPMENT CORP:

None.